Exhibit 10.24
PHARMA GABA SALES CONTRACT
AMONG
Pharma Foods International Co., Ltd.

AND
Jones Soda Co.

AND
Mitsubishi International Food Ingredients, Inc.
AND
Mitsubishi Corporation

Contract
This Contract is made and entered into this 20th day of June, 2007 by and among:
Pharma Foods International Co., Ltd., a corporation organized and existing under the laws of Japan, having its principal place of business at 1-49, Goryo-Ohara, Nishikyo-ku, Kyoto, 615-8245, Japan (hereinafter called “PFI”),
Jones Soda Co., a corporation organized and existing under the laws of the State of Washington, USA, having its principal place of business at 234 Ninth Ave N Seattle, WA 98109 (hereinafter called “JONES”),
Mitsubishi International Food Ingredients, Inc., a corporation organized and existing under the laws of the State of Delaware, USA, having its principal place of business at 5080 Tuttle Crossing Blvd., Suite 400, Dublin, OH 43016 (hereinafter called “MIFI”), and
Mitsubishi Corporation, a corporation organized and existing under the laws of Japan, having its principal place of business at 2-3-1, Marunouchi, Chiyoda-ku, Tokyo, 100-8086, Japan (hereinafter called “MC”),
WITNESSETH:
WHEREAS, PFI is engaged in the business, among other things, of manufacturing (including subcontracting a third person or entity to manufacture) and selling PHARMA GABA (hereinafter called the “Product”) (as specifically described in Exhibit A, attached hereto and made an integral part hereof), and has obtained Self Affirmed generally recognized as safe (GRAS) on May 18th, 2007, and desires to supply the Product to JONES through MC and MIFI.
WHEREAS, JONES requires a stable supply of the Product for the production of final products listed in Exhibit B (hereinafter called the “Final Products”) and desires to purchase the Product from PFI through MC and MIFI; and
WHEREAS, MC and MIFI are engaged in the business, among other things, of dealing the Product in the international market and desire to purchase the Product from PFI in order to supply the Product to JONES;
NOW, THEREFORE, in consideration of the mutual covenants and agreements, the parties hereby agree as follows:
1. SALES AND PURCHASE
1.1. PFI shall manufacture (including subcontracting to a third person or entity to manufacture), sell, and deliver the Product to MC, and MC shall sell and deliver the Product to MIFI, and MIFI shall sell and deliver the Product to JONES, and JONES shall purchase and receive the Product from MIFI, and MIFI shall purchase and receive the Product from MC, and MC shall purchase and receive the Product from PFI, in accordance with and subject to the terms and conditions contained herein.
1.2. PFI hereby grants to JONES the exclusive right to use the Product for manufacturing the Final Products in the United States of America, Canada and Mexico (hereinafter collectively called the “Territory”). PFI represents and warrants that is has all necessary rights and authority to grant to JONES the exclusive rights granted in this Section 1.2, and has not granted any conflicting or superior rights to any other person or entity. JONES may sell the Final Products outside of the Territory on a non-exclusive basis.
1.3. JONES shall not, without the prior written consent of PFI, which consent will not be unreasonably withheld, use nor sell the Products other than for manufacturing the Final Products. JONES shall not, without prior written consent of PFI, which shall not be unreasonably withheld, knowingly sell the Products to any third person or entity for use of the Products other than for manufacturing the Final Products.
1.4. JONES shall print and is hereby granted a license to print and use the trademark of the Product, “PHARMA GABA” on the back label of the Final Products to be manufactured by JONES in the Territory. JONES shall not, without prior written consent of PFI, use the trademark other than for printing on the Final Products to be manufactured by JONES and JONES shall not, without prior written consent, use the trademark or distribute any products that the trademark is printed on, other than in the Territory
1.5. The exclusive right granted to JONES under this Section 1 shall be terminated in case JONES fails to purchase at least nine (9) metric tons of the Product from August 1st, 2008 to July 31st, 2009 on delivery basis.
1.6 In the event JONES desires to expand categories of the Final Products, JONES and PFI will discuss such expansion.
1.7 Jones will avoid any sales and marketing activities that are likely to devalue the brand of the Product. Jones will not take any action that is likely damage the integrity of the brand of the Product.
1.8 All of the formulas, specifications, trademarks, and other rights in and to the Final Products shall be the sole and exclusive property of JONES, and nothing in this Contract will give any of the other parties any interest in or to such rights, except with respect to PFI’s ownership of all rights with respect to the Product.
2 INDIVIDUAL CONTRACT
2.1 JONES shall order the Product from MIFI, and MIFI shall order the Product from MC, and MC shall order the Product from PFI, by sending a purchase order via fax or overnight courier stating delivery schedule, delivery place, required date of arrival and quantity of the Product. When MC receives PFI’s notice of acceptance of MC’s purchase order each such purchase order shall be deemed an individual sale and purchase contract for the Product sold and purchased hereunder (each, hereinafter called an “IC”) on the terms and conditions of this Contract, and shall be deemed binding upon JONES and MIFI, MIFI and MC, and MC and PFI. In the event that the hand-written or typed terms and conditions of an IC conflict with the terms and conditions of this Contract, then the IC shall prevail, unless otherwise mutually agreed between the parties to the relevant IC in writing. In the event that the preprinted terms and conditions on the reverse side or front of an IC conflict with the terms and conditions of this Contract, then this Contract shall prevail, unless otherwise mutually agreed between the parties to the relevant IC in writing. 2.2. JONES shall issue a purchase order to MIFI at least ninety (90) days prior to JONES’ required date of arrival of the Product to the delivery place as set forth below in Section 5.
3 TERM
3.1. This Contract shall be effective from the date first written above to the 31st of July, 2010 (the “Term”).
3.2. In the event of expiration or early termination of this Contract, whatsoever the reason, JONES shall have a ten (10) month period from the date of such expiration or such termination to sell the remaining Final Products in stock at the time of expiration or termination of this Contract.
3.3. After the above-mentioned ten-month period, all the parties shall discuss in good faith to find a solution for the remaining Final Products, including the destruction of the Final Products remaining in stock or the authorization to JONES to sell such Final Products. None of PFI, MC nor MIFI have the obligation to purchase the remaining inventory of the Final Products.
3.4 The above Sections 3.2 and 3.3 will be applied in case of expiration or early termination of the Contract, whereas it will not be applied in the case when the Contract is effective but JONES is not entitled to have the exclusivity stated in Section 1.2.
4 QUANTITY
4.1. JONES shall use its commercially reasonable best efforts to purchase a target quantity of 27.5 metric tons of the Product (hereinafter called the “Contract Quantity”) from MIFI during the Term of this Contract. The Contract Quantity shall be calculated by ordered amount as of the expected date of delivery of the Product to JONES. JONES shall use its commercially reasonable best efforts to order the Product as follows:
(i) By July 31st, 2008: target quantity 5 metric tons

(ii) By July 31st, 2009: target quantity 9 metric tons

(iii) By July 31st, 2010: target quantity 13.5 metric tons
4.2. Notwithstanding the provisions of Section 4.1 above, for the period from the effective date of this Contract to July 31st, 2008, JONES shall be obligated to purchase such target quantity as stated in Section 4.1(i). In the event JONES does not order such target quantity, JONES shall pay to MIFI ( MIFI shall pay to MC, and MC shall pay to PFI the corresponding amount) an amount equal to the difference between the price for five (5) metric tons of the Product, constituting the target quantity and the amount actually ordered by JONES on or before July 31, 2008.
4.3. JONES shall inform MIFI (which shall inform MC, and MC shall inform PFI) of ordering forecast which shall have no legally binding effect (hereinafter called the “Forecast”) for each calendar quarter one month prior to such quarter.
4.4. Notwithstanding stipulated hereinabove, none of PFI, MC or MIFI shall have obligation to supply any Product, unless the IC is established in respect of the Product; provided, however, that so long as the purchase order provided by JONES complies with the provisions of this Contract and the terms and conditions including price and delivery terms are agreed among the parties, the purchase shall be accepted and become an IC and PFI, MC, and MIFI shall supply the Product ordered.
5 DELIVERY
PFI shall deliver the Product to MC at a place in Japan to be designated by MC in each IC for each delivery, and MC shall deliver the Product to MIFI on the basis of CIF, a port in U.S.A. to be designated by MIFI (as defined in INCOTERMS 2000, as amended) in each IC for each delivery, and MIFI shall deliver the Product to JONES on the basis of DDP (as defined in INCOTERMS 2000, as amended), a place in U.S.A. as determined by JONES in each IC for each delivery.
6 TITLE AND RISK
Title to and all risks of loss of or damage to the Product shall pass from PFI to MC upon MC’s receipt of the Product at the place hereinabove mentioned. Titles to and all risk of loss of or damage to the Product shall pass from MC to MIFI and from MIFI to JONES when the risk of loss of the Product passes in accordance with each relevant delivery term as defined in INCOTERMS 2000, as amended.
7 PRICE
The price of the Product under the IC between JONES and MIFI, MIFI and MC, MC and PFI, (hereinafter called the “Price”) shall be discussed and shall be agreed upon separately by each relevant parties; provided, however, that prior to the effective date of this Agreement JONES and MIFI shall have agreed in writing upon pricing for the Product during the Term, which pricing shall be set forth in Exhibit D to this Agreement and made a part of this Agreement. This Agreement shall not become valid or enforceable until the terms of Exhibit D have been agreed upon.
8 PAYMENT
MIFI shall send an invoice for the Product to JONES no later than 10 days after bill of lading date. So long as MIFI sends the invoice within the 10-day time period after the bill of lading date, JONES shall pay MIFI for the Product to a bank account designated by MIFI no later than forty-five (45) days after bill of lading date. MIFI shall pay MC and MC shall pay PFI for the Product subject to the terms and conditions to be separately agreed upon between MIFI and MC and MC and PFI respectively.
9 INSPECTION
9.1. JONES shall make and guarantee that the Final Products contain at least the amount of the Product mutually agreed upon between PFI and JONES. (See Exhibit C for details of the amount of the Product included in the Final Products.) Notwithstanding the foregoing, if for any reason beyond JONES’ control it is not lawful or practical to include the amounts set forth in Exhibit C in any Final Product, the parties agree to meet and discuss in good faith a new minimum amount for such Final Product.
9.2. PFI shall inspect the quantity and quality of the Product before the Product passes through PFI’s manufacturing facility gate for delivery to MC. Upon receipt of the Product, JONES shall analyze the Product, and if the Product quantity does not conform to JONES’ purchase order or the IC, or if the Product quality does not conform to the specifications stated in Exhibit A or otherwise meet the standards set forth in Section 10.1 below or elsewhere in this Agreement, JONES shall inform MIFI of such deficiency together with Jones’ analytical test details within fourteen (14) days from receipt of the Product. JONES, MIFI, MC and PFI shall discuss in good faith how to solve the problem, but without limiting the foregoing, JONES shall have all of the rights provided under the Uniform Commercial Code as adopted in the State of New York, USA. JONES shall conduct the Product analysis in accordance with the analytical method that PFI defines in its product specifications (See Exhibit A),
10 WARRANTIES
10.1 PFI hereby represents and warrants to JONES that:
     10.1. the Product supplied to JONES hereunder shall conform to the specifications stated in Exhibit A attached hereto;
     10.2 the Product shall be free from material defects, of good and merchantable quality suitable for human consumption in the manner in which such Product is normally or reasonable foreseeably consumed;
     10.3 the Product shall comply with all applicable U.S. federal, state, and local laws and regulations, including, without limitation, those relating to food standards, food safety, and food labeling as promulgated by the U.S. Food and Drug Administration;
     10.4 it will use commercially reasonable efforts to furnish, operate, and maintain in good working condition and suitable appearance adequate equipment, devices, and facilities for the manufacture, storage, and loading of the Product;
     10.5 it will reserve sufficient production capacity to meet reasonably anticipated needs of JONES as determined by the then current Forecast.
UNLESS OTHERWISE EXPRESSLY STIPULATED HEREIN, MIFI, MC AND PFI MAKES NO WARRANTY OF FITNESS OR SUITABILITY OF THE GOODS FOR ANY PARTICULAR PURPOSE OR SPECIAL CIRCUMSTANCE.
10.2 MIFI and MC shall not be responsible or liable for any defect of the Product, except to the extent such defect is caused by the acts or omissions of MIFI or MC, or their respective, employees, agents, or contractors. PFI shall indemnify and hold MC and MIFI harmless from any claims, causes of actions, liabilities, cost or expenses of any nature whatsoever (including, without limitation attorney’s fees and disbursements) arising from any action by JONES or any third person due to any defect of the Product.
10.3 PFI shall have no liability for defective Product to the extent that any such defect is the result of the failure of JONES, MIFI or MC to follow the storage conditions printed on the Product label (for example, “Keep cool and dry place.”).
10.4. PFI hereby represents and warrants that PFI is presently registering the trademark of “PHARMA GABA” in Japan and in the Territory and shall continue to be the legal and beneficial owner of the trademark once “PHARMA GABA” is authorized as the trademark of the Product.
10.5 Either before or after such registration is completed, PFI shall defend, indemnify and hold harmless, at its own costs, JONES, MIFI and MC from claims, causes of actions, liabilities, cost or expenses of any nature whatsoever (including, without limitation attorney’s fees and disbursements) arising from any action by third parties on grounds of the infringement or alleged infringement of rights in relation to their use of the trademark in the Territory.
10.6 MIFI and MC represent and warrant that they will comply with all applicable export-import laws and regulations of Japan and the U.S.A., and supply documentation as reasonably requested by JONES. JONES agrees to provide all reasonable and necessary assistance to MIFI and MC, as requested, to comply with such laws and regulations.
11 CLAIM
No claim may be raised by JONES against MIFI, MC and/or PFI with regard to the Product sold and purchased hereunder unless JONES notifies MIFI, MC and PFI of its claim by registered airmail, e-mail or fax, containing full particulars of the claim and accompanied by reasonable evidence thereof within sixty (60) days after the arrival of the Product at the delivery place from MIFI to JONES; provided, however, that this sentence applies only to first party claims by JONES based upon defective Product, and shall not apply to third party claims. With respect to third party claims, each party to this Agreement shall indemnify and hold harmless the other parties with respect to any and all claims arising out of or resulting from the negligence or willful misconduct of such party, or such party’s employees, agents, and contractors, or the breach by such party of the terms of this Contract; provided, however, that as to MC and MIFI, such indemnity obligation shall not exceed the amount of insurance proceeds (i.e., for each of MC and MIFI, One Million Dollars (US$1,000,000.00) of primary coverage and Five Million Dollars (US$5,000,000.00) of umbrella coverage). No party shall be liable to any other party for loss of profit, incidental, consequential or special damages and/or any indirect damages; provided, however, that the foregoing limitation shall not apply with respect to third party claims (but MC and MIFI shall not be liable in an amount that exceeds the amount of insurance proceeds — i.e., for each of MC and MIFI, One Million Dollars (US$1,000,000.00) of primary coverage and Five Million Dollars (US$5,000,000.00) of umbrella coverage) or in the event of willful misconduct or gross negligence on the part of any party.
12 FORCE MAJEURE
In the event the performance by JONES, MIFI, MC and/or PFI of their obligations hereunder is prevented by force majeure (as defined herein), directly or indirectly affecting the activities of JONES, MIFI, MC and/or PFI or any other person, firm or corporation connected with the sale, manufacture, supply, shipment or delivery of the Product but beyond each of their respective control, including, but not limited to, act of God, flood, typhoon, earthquake, tidal wave, landslide, fire, plague, epidemic, quarantine restriction, perils of the sea, war or serious threat of the same, civil commotion, blockade, arrest or restraint of government, rules or people, requisition of vessel or aircraft; strike, lockout, sabotage, other labor dispute; explosion, accident or breakdown, in whole or in part of machinery, plant, transportation or loading facility; governmental order or regulation; unavailability of transportation; curtailment, shortage or failure in the supply of fuel, water, electric current, other public utility, or raw material including crude oil, petroleum or petroleum products; or any other causes or circumstances whatsoever beyond the reasonable control of JONES, MIFI, MC and/or PFI, JONES, MIFI, MC and/or PFI shall not be liable for loss or damage, or failure or delay in performing its obligations under this Contract and may, at its option, extend the time of shipment or delivery of the Product or cancel unconditionally and without liability the unfulfilled portion of this Contract to the extent so affected. Any party claiming excuse from performance under this Contract due to a force majeure event shall promptly notify the other parties to this Contract and describe the nature of such force majeure event, the anticipated delays or other consequences, and an estimate of the duration of such delays or other consequences. Additionally, any party claiming excuse from performance under this Contract shall use its commercially reasonable best efforts to minimize any delays or other consequences.
13 NOTICE
Any notice or other communication to be given under this Contract and/or any IC shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person or if delivered by e-mail or facsimile upon confirmation of receipt, (b) on the second day following the date of dispatch if delivered by a recognized international express courier service, or (c) on the tenth day (if international) or third day (if domestic U.S.A.) following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this provision by the party receiving such notice:

(a)	To	:	Pharma Foods International Co., Ltd.
	Address	:	1-49 Goryo-Ohara, Nishikyo-Ku, Kyoto 615-8245, Japan
	Attention	:	Noriko Iwaki, Executive Managing Director
	Facsimile	:	+81-75-394-8610
	E-mail	:	iwaki@pharmafoods.co.jp

(b)	To	:	Jones Soda Co.
	Address	:	234 Ninth Ave N Seattle, WA 98109, USA
	Attention	:	Peter van Stolk, President and CEO
	Facsimile	:	+1-206-624-6857
	E-mail	:	pvs@jonessoda.com

(c)	To	:	Mitsubishi Corporation
	Address	:	3-1, Marunouchi 2-Chome, Chiyoda-ku, Tokyo 100-8086, Japan

	Attention	:	Hiroshi Kojima, Business Manager, Life Science Products Unit
	Facsimile	:	+81-3-3210-5219
	E-mail	:	hiroshi.kojima@mitsubishicorp.com

(d)	To	:	Mitsubishi International Food Ingredients, Inc.
	Address	:	5080 Tuttle Crossing Blvd., Suite 400, Dublin, OH 43016, USA
	Attention	:	Blair Collins
	Facsimile	:	+1-866-245-9095
	E-mail	:	bcollins@mitsubishiingredients.com
14 ARBITRATION
Any controversy or claim arising out of or relating to this Contract and any IC, or the breach thereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, (provided, however, that the parties may agree to use an arbitrator other than an arbitrator on the American Arbitration Association panel), and judgment upon the award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction thereof. Arbitration shall be held in a mutually agreed upon venue in the U.S.A., but if the parties cannot agree, then the arbitration shall be held in New York City, New York.
15 GOVERNING LAW
This Contract and any IC shall be governed by and construed and interpreted under the laws of New York without reference to its principles governing conflicts of laws.
16 TERMINATION
Without prejudice to any other remedy, either party hereto shall be entitled to terminate this Contract and/or any IC forthwith by notice to the other three parties, at any time if any party defaults in performing any of its obligations hereunder and fails to correct such default within one (1) month after notice of default or if proceedings in insolvency or bankruptcy or winding up or any other similar proceedings are instituted by or against any party and such proceedings are not dismissed within a period of thirty (30) days. In any case, no party may cause a default on purpose with the intention to terminate this Contract.
17 ASSIGNMENT
No party shall assign, transfer or otherwise dispose of this Contract and/or any IC or any of its rights, interest or obligations hereunder and/or under any IC without the prior written consent of the other parties; provided, however, that in the case of any assignment to an affiliate of a party, or the sale of all or substantially all of the assets or securities of a party, such consent shall not be unreasonably withheld, so long as the assignee or transferee is bound by the same obligations of the assignor or transferor.
18 NON-WAIVER
Except as otherwise specifically provided for in this Contract and/or any IC:

(a)	No failure or delay on the part of MC, MIFI, JONES, or PFI in exercising any right or power under this Contract and/or any IC shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder; and

(b)	No waiver of any provision of this Contract and/or any IC shall be effective unless the same shall be made in writing and signed by the party against whom such waiver is sought to be enforced.
19 ENTIRE AGREEMENT
This Contract, together with any and all ICs, constitutes the entire and only agreement between the parties with respect to the subject matter hereof and supersedes, cancels and annuls all prior or contemporaneous negotiations or communications.
20 AMENDMENT
This Contract and any IC can only be modified by a written agreement signed by the representatives of all parties hereto.
21 PARTIAL INVALIDITY
If any provision of this Contract and/or any IC is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:
(a)	The validity or enforceability in that justification of any other provision of this Contract and any IC; or

(b)	The validity or enforceability in other jurisdiction of that or any other provision of the Contract and any IC.
22 SECRECY
During the term of this Contract, no party shall, without the other parties’ prior written consent, disclose the existence or contents of this Contract and any IC (hereinafter called the “Confidential Information”) to third parties, provided, however, that the existence and contents of this Agreement may be disclosed as required by applicable securities laws and regulations. Notwithstanding the foregoing, the Confidential Information shall not include the information which:
(a)	is or becomes generally available to the public through no act or failure to act by the receiving party;

(b)	was already in the receiving party’s possession at the time of its disclosure as shown by the receiving party’s prior written records;

(c)	is subsequently disclosed to the receiving party on a non-confidential basis by a third party without violating any obligation of secrecy relating to the information disclosed; or

(d)	is subsequently independently developed by an employee or agent of the receiving party who did not have access to the Confidential Information.
23 MISCELLANEOUS
23.1. JONES, MIFI, MC and PFI shall hold face-to-face meetings twice a year and make its reasonable efforts to maintain smooth communications among themselves. In this meeting, all the parties shall discuss the probability of achieving the target quantities and if necessary review the exclusivity rights granted to Jones as referred to in Section 1.2, for the periods stated in (ii) and (iii) in Section 4.1,
23.2. JONES shall not, without prior notice to MIFI, MC and PFI and good consultation among the parties, release or publicize the fact of execution of this Contract and business relationship with the other parties hereto; provided, however, that the existence and contents of this Agreement may be disclosed as required by applicable securities laws and regulations.
24 INSURANCE
Each party shall obtain and maintain commercial general liability (CGL) insurance, bodily injury and property damage combined, including product liability and contractual liability, totaling not less than One Million Dollars (US$1,000,000.00) of primary coverage and not less than Five Million Dollars (US$5,000,000.00) of umbrella coverage for the Product and the Finished Products. Upon written request by any party, such insurance policy shall name the other party as an additional insured and include an endorsement that such other party shall be provided with at least thirty (30) calendar days prior written notice of any nonrenewal, cancellation, termination or amendment of such insurance.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their duly authorized representatives in quadruplicate, each quadruplicate to be considered an original and each party to retain one quadruplicate, as of the day and year first above written.

Pharma Foods International Co., Ltd.
Executive Managing Director

/s/ Noriko Iwaki

Jones Soda Co.
President & CEO

/s/ Peter Von Stolk

Mitsubishi International Food Ingredients, Inc.
President & CEO

/s/ Dai Soejima

Mitsubishi Corporation
General Manager

/s/ Nobuhiro Shirasu

EXHIBIT A  SPECIFICATION
22-Mar-07

Pharma Foods International Co., Ltd
1-49 Goryo-Ohara, Nishilcyo-kn,
Kyoto 615-8245, Japan
Phone: +81-75-394-8605
FAX : +81-75-394-8889
SPECIFICATION
Commodity: PHARMA GABA
Shelf Life   : 2 years

	Specification	methods

Appearance	white to light yellow powder	Visual appearance

GABA	more than 80%	Amino acid analysis with HPLC

Moisture	less than 5%	Hearted-air drying at normal pressure method (105°C, 5hrs)

Ash	less than 15%	550-600°C, 5hrs (Dry ash method)

Arsenic	less than 2µg/g	DDTC-Ag luminocity absorbance (Method 3, Apparatus A)

Heavy Metals	less than 10µg/g	Sodium sulfide colorimetry (Method 2)

Total Aerobic Counts	less than 1000 CFU/g	Methods established by Japan’s Specification and Standards for Food Additives (Edited by Japan Food Additives Assosiation, Total Viable Aerobic Count)

Yeast and Mold	less than 300 CFU/g	Methods established by Japan’s Specification and Standards for Food Additives (Edited by Japan Food Additives Assosiation, Pour Plate Method)

Coliform / E. coli	negative	Methods established by Japan’s Specification and Standards for Food Additives (Edited by Japan Food Additives Assosiation)
   Technical Development Dept.

EXHIBIT B
FINAL PRODUCTS
Energy Sport and Isotonic Drinks

Code of Federal Regulations	Product Category
11631000	High Calorie beverage, canned
92553000	Fruit-flavored thirst quencher beverage, low calorie
92560000	Fruit-flavored thirst quencher beverage,
92570100	Fluid replacement, electrolyte
92570500	Fluid replacement, 5% glucose in water
92650000	Red Bull Energy Drink
92651000	Energy drink
A GRAS determination has not been made for the following Final Products, but they are part of the exclusive license granted to JONES:
Beverages, Nonalcoholic; Carbonated,
Beverages, Nonalcoholic; Noncarbonated,
Bottled and canned soft drinks,
Iced Tea & Fruit Drinks, Bottled & Canned,
Fruit Drinks, Less Than 100% Juice, Canned
Lemonade, Bottled & Canned,
Tea, Iced, Bottled & Canned
Carbonated, Canned & Bottled
Soft Drinks, Canned & Bottled
Flavoring extracts & syrups
Fruit Juices, Concentrated, For Fountain Use,
Fruits, Crushed, For Fountain Use,
Cider,
Coffee.

EXHIBIT C
12oz Carbonated Drink: 200 mg of Product (160 mg of pure GABA)

EXHIBIT D
PRICE of Product : US$375/kg